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                                   EXHIBIT 5
             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

                                August 10, 1998

GeoCities
1918 Main Street, Suite 300
Santa Monica, CA  90405

            Re:  GeoCities - Registration Statement for the
                 Offering of an Aggregate of 9,926,510 shares of Common Stock

Dear Ladies and Gentlemen:

  We refer to your Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 9,926,510 shares of the Common Stock of GeoCities (the "Company") issuable in the aggregate under
(i) the Company's 1998 Stock Incentive Plan (7,021,760 shares), (ii) the Company's Employee Stock Purchase Plan (300,000 shares) and (iii) Options Granted to Certain Officers, Directors, Consultants, Founders and Employees (2,604,750 shares)(collectively, the "Plans"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans, and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,


                               /s/ BROBECK, PHLEGER & HARRISON LLP
                               BROBECK, PHLEGER & HARRISON LLP